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                                  Exhibit 99

                     Press Release Dated October 29, 1998



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Date:          October 29, 1998

Contact:       Larry R. Goddard
               Investor Relations Department
               (402) 390-6553


FOR IMMEDIATE RELEASE
---------------------

     Omaha, Nebraska (October 29, 1998)--Commercial Federal Corporation (NYSE:
CFB) today announced operating earnings of $28.9 million, or $.49 per diluted share, for the first quarter of its 1999 fiscal year--an increase of 11 percent compared with operating earnings of $26.1 million, or $.46 per diluted share, for the first quarter of fiscal 1998. During the first quarter of fiscal 1999, the Company consummated its acquisitions of AmerUs Bank and First Colorado Bancorp, Inc. (First Colorado). The AmerUs Bank acquisition was accounted for as a purchase. The First Colorado acquisition was accounted for as a pooling of interests and, therefore, the Company's historical consolidated financial statements, per share amounts and other financial data have been restated for all periods prior to this acquisition to include the accounts and results of operations of First Colorado Operating earnings do not include the effect of merger-related and other nonrecurring charges as discussed below.

     The Company reported net income of $15.1 million, or $.25 per diluted share, for the first quarter of fiscal 1999, compared with net income of $26.0 million, or $.46 per diluted share, for the first quarter of fiscal 1998. The first quarter fiscal 1999 results include merger-related and other nonrecurring charges totaling $17.2 million ($13.8 million after-tax or $.24 per diluted share), primarily associated with the Company's acquisition of First Colorado Bancorp, Inc.

     Commercial Federal's net interest income, after provision for loan and lease losses, for the first quarter of fiscal 1999, was $71.8 million, compared with $66.0 million for the prior year's first quarter, an increase of 8.8 percent. Non-interest income increased to $26.9 million

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for the first quarter of fiscal 1999, from $23.0 million for the first quarter of fiscal 1998, an increase of over 17 percent.

     "Commercial Federal's core operations continued to improve, with net interest income increasing 8.8 percent and non-interest income increasing over 17 percent," said Chairman of the Board and Chief Executive Officer William A. Fitzgerald. "We are now in the process of integrating the operations of our acquisitions into the Company and are moving forward to enhance returns in future quarters. In the first nine months of 1998, the number of households served by Commercial Federal increased to 699,000 from 412,000, an increase of 70 percent, giving us many additional opportunities to cross-sell our Community Banking services."

     At the end of the first quarter, stockholders' equity increased by $147.8 million from September 30, 1997, to reach $913.9 million. At September 30, 1998, Commercial Federal's book value per common share was $15.13 and total assets were $11.1 billion, compared to September 30, 1997, with $13.49 per common share and total assets of $10.2 billion.

     During the first quarter of fiscal 1999, two previously announced acquisitions were completed, AmerUs Bank, headquartered in Des Moines, Iowa, with assets of approximately $1.3 billion, deposits of approximately $950 million and operating 47 branches, and First Colorado Bancorp, Inc., parent company of First Federal Bank of Colorado, headquartered in Lakewood, Colorado, with assets of approximately $1.6 billion, deposits of approximately $1.2 billion and operating 27 branches.


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     During the current quarter, Commercial Federal entered into a definitive agreement to acquire Midland First Financial, parent company of Midland Bank, a Missouri-based, privately held, commercial bank, headquartered in Lee's Summit, Missouri, that operates eight offices in the Kansas City metropolitan area, with assets of approximately $397 million and deposits of approximately $352 million. This transaction is subject to regulatory approvals and is anticipated to close during the quarter ended March 1999.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank which currently operates 242 retail branches in Iowa (77), Colorado (43), Nebraska (42), Kansas (41), Oklahoma (20), Missouri (8), Arizona (7), Minnesota
(3), and South Dakota (1). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance, trust and investment services.

     Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."
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